                                                                   EXHIBIT 10(b)

          RESEARCH AGREEMENT BETWEEN THE COMPANY AND EMORY UNIVERSITY


                               RESEARCH AGREEMENT
                               ------------------

     RESEARCH GRANT made as of the 31st day of January, 1996 by and between SIGA
                                   ----
Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, having an office at 666 Third Avenue, 30th Floor, New York, New York 10017 ("Grantor") and Emory University, a nonprofit corporation organized and existing under the laws of the State of Georgia with principal offices located at 1380 South Oxford Road, Atlanta, Georgia 30322 ("Emory").

                                   WITNESSETH
                                   ----------

     WHEREAS, Dr. June R. Scott, a member of the faculty of Emory, and her laboratory colleagues are engaged in microbiology research particularly as it relates to the control of infectious diseases; and

     WHEREAS, Grantor wishes to provide funding for this research in return for a right of first refusal to acquire commercial rights to any technology arising from such research sponsored hereunder.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived, the parties agree as follows:

1.   DEFINITIONS.   The following terms shall have the meaning assigned to them
     -----------
below when used in this Agreement:

     1.1 "Party" shall mean either Emory or Grantor and "Parties" shall mean both Emory and Grantor.

     1.2 "Sponsored Research Invention" shall mean any and all discoveries, whether patentable or not made by Dr. June R. Scott and/or her laboratory colleagues who are employees or otherwise under the control of Emory pursuant to research funded by Grantor.

     1.3 "Field" shall mean any aspect of microbiological research particularly as it relates to the control of infectious diseases which Dr. Scott selects as research to be sponsored by Grantor including, but not limited to recombinant DNA Technology, immunological techniques and vaccines.

2.   SPONSORED RESEARCH GRANT.
     ------------------------

     2.1 Grantor agrees to provide Emory with funding to sponsor research in the Field in the total amount of *****/1/ dollars.

     2.2 Payment shall be made in semi-annual installments of *****/1/ dollars with the initial payment made upon execution of this Agreement.

     2.3  Payments shall be sent to:

               Susan Eckert
               Department Administrator
               Emory University
               Microbiology/Immunology Department
               1510 Clifton Road, Ste. 3001
               Atlanta, Georgia 30322

     2.4 Emory shall retain title to any equipment purchased with funds provided by Grantor under this Agreement.

_____________
1 Confidential information is omitted and identified by a ***** and filed separately with the SEC pursuant to a request for Confidential Treatment.

3.   RIGHTS TO SPONSORED RESEARCH INVENTIONS.  Subject to Grantor's compliance
     ---------------------------------------
with all the terms of this Agreement, Emory hereby grants Grantor a right of first refusal to acquire an exclusive license for the manufacture, sale and use of any invention disclosed to Grantor hereunder. The license shall include terms which require Grantor to reimburse Emory for all expenses incurred in obtaining patent prosecution for any licensed technology and shall further require Grantor to defend, hold harmless, and indemnify Emory against all claims or damages arising from the commercial exploitation of any licensed technology, provided that such requirement may be satisfied by obtaining appropriate liability insurance for a conventional amount of coverage under which insurance Emory is made an insured or co-insured. The license agreement shall include reasonable fees and royalty payments in accordance with industry standards. The license shall further include terms and conditions typically found in license agreements entered into between universities and biotechnology or pharmaceutical companies involving similar technology. All such remaining terms and conditions shall be negotiated in good faith by Emory and Grantor. The term of Grantor's right of first refusal respecting any disclosed invention shall commence upon the date of this Agreement and terminate six (6) months after such invention is disclosed to Grantor.

4.   PUBLICITY.  Neither party shall use the name of the other in any form of
     ---------
advertising or promotion without the prior written approval of the other; provided, however, that it is expressly agreed that Grantor may reveal or identify the Emory or any member of its faculty or staff as the inventor, source or origin of any technology, technical information or any product or process arising from the Research for the purpose of soliciting third parties to invest or enter into other commercial arrangements with Grantor, or to acquire a sublicense, assignment or other transfer of rights in such technology from Grantor and provided that Grantor may use and disclose Emory's name and the name of any member of its faculty or its staff in its internal communications or, upon prior disclosure and consultation with Emory, in making any required governmental reports and filings. In addition, the parties may acknowledge Grantor's support for, and the nature of, the investigations being pursued under this Agreement. In any such statement, the relationship of the parties shall be accurately and appropriately described.

5.   ACADEMIC FREEDOM. Emory and Grantor recognize the traditional freedom of
     ----------------
all scientists to publish and present promptly the results of their research. Emory and Grantor also recognize that patent rights can be jeopardized by public disclosure prior to the filing of suitable patent applications. Therefore, Emory will assure that each proposed publication, before submission to a publisher, will be submitted to Grantor for review in connection with preservation of patent rights. Grantor shall have thirty (30) days in which to review the publication, which may be extended for an additional thirty (30) days when Grantor provides substantial and reasonable need for such extension. This period may be further extended by mutual agreement for not more than an additional three (3) months. Grantor will allow for simultaneous submission of the publication to the publisher and Grantor where appropriate.

6.   TECHNICAL REPRESENTATIVES.  Grantor's Technical Representatives shall be
     -------------------------
Joshua D. Schein, Ph.D., or other such representative as Grantor my subsequently designate in writing.

7.   CONSULTATION WITH GRANTOR'S REPRESENTATIVES.  During the period of this
     -------------------------------------------
Agreement, Grantor's Technical Representative and other representatives will have reasonable access to visit and consult informally with Dr. Scott regarding the sponsored research both personally and by telephone. Access to work carried on in Emory laboratories in the course of the sponsored research shall be entirely under the control of Emory personnel; Grantor's representatives shall be permitted to visit such laboratories only during usual hours of operation as is mutually agreeable.

8.   CONFIDENTIALITY.
     ---------------

     8.1 During the term of this Agreement, Grantor my provide Emory with information and materials to be used in the performance of sponsored research hereunder; including but not limited to, data, drawings, models, processes, trade secrets and devices which Grantor requires its employees to hole in confidence (hereinafter referred to as "Proprietary Information").

     8.2 Emory shall use reasonable care to hold in confidence, Grantor Proprietary Information, if such information is provided to Emory in writing and marked as proprietary or confidential. If it is not feasible for Grantor to initially disclose such information in writing, Grantor shall reduce such information to writing and provide Emory with a copy of it, marked as proprietary and confidential, within thirty (30) days of the initial disclosure. Emory shall not disclose any Proprietary Information to any third party, nor use the same for its own benefit, nor permit its use for the benefit of others without the prior written consent of Grantor.

     8.3 The obligations of confidentiality assumed by Emory hereunder shall not apply to any information: (i) that was known by Emory before disclosure to Emory by Grantor as evidenced by prior written records, (ii) which becomes part of the public domain through no fault of Emory, (iii) which was obtained by Emory from a third party under no obligation to Grantor not to disclose the information, (iv) which is developed by Emory independently of disclosures made hereunder, and (v) which is required to be disclosed by law;

     8.4 Emory's obligations of confidentiality with respect to Proprietary Information shall continue for a period of three (3) years from the date of this Agreement.

9.   SPONSORED RESEARCH INVENTIONS.
     -----------------------------

     9.1 All right and title to Sponsored Research Inventions shall belong to Emory and shall be subject of the terms and conditions of this Agreement.

     9.2 Emory shall promptly and fully disclose to Grantor any Sponsored Research Inventions conceived or made during the sponsored research. Within sixty (60) days of such disclosure, Grantor shall notify Emory in writing if it wants Emory to pursue patent protection for such Sponsored Research Inventions. Emory shall promptly prepare, file, and prosecute any U.S. or foreign applications requested by Grantor to protect such Sponsor's Research Inventions. Grantor shall bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of U.S. foreign application(s). Grantor shall cooperate with Emory to assure that such application(s) will cover, to the best of Grantor's knowledge, all items of commercial interest and importance. Emory shall be primarily responsible for making decisions regarding the scope and content of such patent application(s) and the prosecution thereof. Grantor shall be given an opportunity to review and comment upon such patent application(s). Emory shall keep Grantor advised as to all developments with respect to such application(s) and shall promptly supply Grantor with copies of all papers received and filed in connection with the prosecution thereof in sufficient time for Grantor to comment thereon.

     9.3 If Grantor elects not to request that Emory prepare and file a patent application covering any Sponsored Research Inventions disclosed to Grantor or if Grantor decides to discontinue the financial support of the prosecution or maintenance of any patent applications on patents covering such disclosed Sponsored Research Inventions, Emory shall be free to file, prosecute or maintain any patents covering such Sponsored Research Inventions and such Sponsored Research Inventions shall not be subject to Section 3 hereof.

10.  DATA AND RESULTS OF RESEARCH.  Emory shall retain ownership of any data
     ----------------------------
which results from this study. Emory shall, within the bounds of legal requirements, make such data available for review and copying by Grantor.

11.  TERM AND TERMINATION.
     --------------------

     11.1 This Agreement shall become effective upon the date first hereinabove written and, except for the provisions of Section 3,4,8,9 and 13, shall continue in effect for two calendar years unless sooner terminated in accordance with the provisions of this Section 9.

     11.2 If either Party commits any breach or defaults upon any of the terms or conditions of this Agreement, and fails to remedy such default or breach within ninety (90) days after receipt of Notice thereof from the other Party, the Party giving Notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending such effect, and such termination shall be effective as of the date of the receipt of such Notice.

12.  INDEPENDENT CONTRACTOR.  In the performance of all services hereunder:
     ----------------------

     12.1 Emory shall be deemed to be and shall be an independent contractor, and as such, Emory shall not be entitled to any benefits applicable to employees of Grantor;

     12.2 Neither Party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other into any contract, warranty, or representation as to any matter.

     12.3 Neither Party shall be bound by the acts or conduct of the other party.

13.  GOVERNING LAW.  This Agreement shall be governed and construed in
     -------------
accordance with the laws of the State of Georgia.

14.  REPORTS.  Dr. Scott shall provide Grantor with semi-annual oral reports and
     -------
a written annual report summarizing the research conducted pursuant to this Grant.

15.  NOTICES.  Any Notice required under this Agreement shall be given by
     -------
certified mail, return receipt requested, to the Parties at the addresses shown below, or to such other addresses as to which the Parties shall, hereinafter, give Notice as provided herein.

               Grantor:  SIGA Pharmaceuticals, Inc.
               -------
                         c/o CSO Ventures LLC
                         666 Third Avenue
                         30th Floor
                         New York, NY 10017

               Emory:    Susan Eckert
               -----
                         Department Administrator
                         3001 Rollins Research Building
                         1510 Clifton Road, N.E.
                         Atlanta, GA 30322

                         with copy to:
                         ------------
                         Vincent La Terza
                         Director of Licensing and Patent Counsel
                         2009 Ridgewood Drive
                         Atlanta, GA 30322

16.  AGREEMENT MODIFICATION.  Any agreement to change the terms of this
     ----------------------
agreement in any way, shall be valid only if the change is made in a written document, signed by authorized representatives of the parties.

17.  ASSIGNMENT:  This Agreement may not be assigned by either Party without the
     ----------
prior written approval of the other Party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


EMORY UNIVERSITY                    SIGA PHARMACEUTICALS, INC.
By:  /s/ Joseuif U. Choeks          By:  /s/ Joshua D. Schein
     ---------------------               --------------------
Name:  Joseuif U. Choeks            Name:  Joshua D. Schein
Title:  V.P. & General Counsel      Title: Chief Financial Officer
Date:  2/13/96                      Date:  1/31/96